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                                                                     EXHIBIT 2.4

                   AMENDMENT NO. 3 TO ASSET PURCHASE AGREEMENT


               This AMENDMENT NO. 3 TO ASSET PURCHASE AGREEMENT (this "AMENDMENT") is made and entered into as of this 28th day of March, 2001, by and among e-centives, Inc., a Delaware corporation (the "BUYER") and Inktomi Corporation, a Delaware corporation (the "SELLER").

                                   WITNESSETH:

               A. Pursuant to that certain Asset Purchase Agreement dated January 18, 2001 between the Buyer and the Seller (the "PURCHASE AGREEMENT"), the Seller is selling to the Buyer and the Buyer is purchasing from the Seller certain assets, and the Buyer is assuming from the Seller certain liabilities relating to the Commerce Product Business unit of the Seller.

               B. Pursuant to the Purchase Agreement, the Seller is required to deliver the consent to assignment of the Key Contracts (as defined in the Purchase Agreement) and certain other agreements. The Seller has been unable to secure the assignment of the following four (4) Key Contracts: (i) the Inktomi Destination Site Agreement between the Seller and CTC Bulldog, Inc. (nka "iWon") dated June 18, 1999, as amended by Amendment One, dated as of April 21, 2000 and by Amendment Two dated as of November 6, 2000 (the "iWon Agreement"), (ii) the Inktomi Destination Site Agreement between the Seller and First USA Bank dated June 18, 1999 (the "FirstUSA Agreement"), (iii) the Inktomi Destination Site Agreement between the Seller and MBNA America Bank, N.A. dated October 13, 2000 (the "MBNA Agreement"), and (iv) the Inktomi Destination Site Agreement between the Seller and MobilCom CityLINE GmbH (nka freenet.de AG) dated June 9, 2000 (the "Freenet Agreement", and together with the FirstUSA Agreement and the MBNA Agreement, the "Special Agreements").

               C. The Seller and the Buyer now wish to amend the Purchase Agreement with respect to such Key Contracts.


                                    Agreement

               NOW, THEREFORE, the parties agree as follows:

                  1. DEFINITIONS. Capitalized terms used but not defined herein shall have the same meanings attributed thereto in the Purchase Agreement.

                  2.  BASE PRICE RE-ADJUSTMENTS.

                      (a) iWon Agreement. The Seller has notified the Buyer that consent to assignment of the iWon Agreement cannot be obtained. Accordingly, pursuant to Annex B of the Purchase Agreement, on the Closing Date, the Base Price to be paid by the Buyer to the Seller shall be reduced by two (2) percentage points, or 442,450 Buyer Shares.

                      (b) Special Agreements.

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                             (i) The Seller has notified the Buyer that the
Seller has been unable to obtain the consent to assignment for the Special Agreements. The Base Price shall be reduced by, and the Buyer shall hold back from delivery to the Seller on the Closing Date, one (1) percentage point of the Base Price, or 221,225 Buyer Shares, for each of the first two (2) Special Agreements that are not assigned to the Buyer at the Closing. The Base Price shall be reduced by an additional one and one half (1.5) percentage points, or 331,838 Buyer Shares, for the third Special Agreement that is not assigned to the Buyer at the Closing. If within thirty (30) days after the Closing Date (the "EXTENSION PERIOD") the Seller obtains and delivers to the Buyer the required consent to the assignment of any of the Special Agreements, then the Base Price shall be increased for each such Special Agreement for which consent to assignment has been so obtained (the "RECAPTURED SHARES") in the following manner: one and one half (1.5) percentage points, or 331,838 Buyer Shares, for the first such consent to assignment delivered by the Seller to the Buyer, and one (1) percentage point, or 221,225 Buyer Shares, for each of the remaining two
(2) Special Agreements for which consent to assignment has been delivered by the Seller to the Buyer. In any such case, the Buyer shall take all actions necessary to issue and deliver the Recaptured Shares promptly after the delivery of the relevant consent, subject to all the terms and conditions of the Purchase Agreement and the Ancillary Agreements, in the same manner as if such shares had been originally issued as part of the Purchase Price on the Closing Date.

                             (ii) The Buyer agrees that it shall continue to
perform and satisfy the obligations under, and in accordance with the terms of, each of the Special Agreements during the term of the Extension Period (so long as each such agreement is not terminated). The rights and obligations of the parties with respect to each of the Special Agreements shall be governed by
Section 6(g) of the Purchase Agreement.

                      (c) ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE. The foregoing Base Price re-adjustments contemplated by this Section 2 shall be proportionately adjusted for stock splits, stock dividends, stock combinations, recapitalizations, reorganizations, reclassifications and the like.

               3. WARRANTIES.

                      (a) The Seller hereby represents and warrants to the Buyer that:

                             (i) The Seller has full power and authority to
enter into and fulfill the terms of this Amendment, which is the binding obligation of the Seller and enforceable in accordance with its terms.

                             (ii) The Seller will comply in all material
respects with all laws and regulations applicable to the performance of the terms hereunder.

                      (b) The Buyer hereby represents and warrants to the Seller that:

                             (i) The Buyer has full power and authority to enter
into and fulfill the terms of this Amendment, which is the binding obligation of the Buyer and enforceable in accordance with its terms.

                             (ii) The Buyer will comply in all material respects
with all laws and regulations applicable to the performance of the terms hereunder.

               4. EFFECT OF THE AMENDMENT. All references to the Purchase Agreement or any related document shall mean the Purchase Agreement as amended by this Amendment. Except as specifically amended above, the Purchase Agreement shall remain in full force and effect in the original form agreed

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by the Parties, as amended by Amendment No. 2 to Asset Purchase Agreement, dated
March 23, 2001, and is hereby ratified and confirmed.

               5. DESCRIPTIVE HEADINGS. The descriptive headings of this Amendment are inserted for convenience only and do not constitute a part of this Amendment.

               6. GOVERNING LAW. This Amendment shall be governed by and construed and enforced in accordance with the domestic laws of the State of California without giving effect to any conflict of law provision.

               7. COUNTERPARTS. This Amendment may be executed and delivered in counterparts, each of which shall constitute an original, and all of which together shall constitute one Amendment. A facsimile, telecopy or other reproduction of this Amendment may be executed by either Party, and an executed copy of this Amendment may be delivered by either Party by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

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                           Counterpart Signature Page
                   AMENDMENT NO. 3 TO ASSET PURCHASE AGREEMENT


        The parties have caused this Amendment No. 3 to Asset Purchase Agreement to be executed by their duly authorized officers as of the day and year first written above.




                                        INKTOMI CORPORATION


                                        By:  /s/ Jerry Kennelly
                                           -------------------------------------
                                        Jerry Kennelly
                                        Executive Vice President and
                                        Chief Financial Officer




                                        E-CENTIVES, INC.


                                        By:  /s/ Kamran Amjadi
                                           -------------------------------------
                                        Kamran Amjadi
                                        Chairman and Chief Executive Officer

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